Exhibit 10.7

SUBJECT TO THE REPAYMENT OF THE LOAN HELD BY WESBANCO BANK, WHICH IS SECURED BY A FIRST MORTGAGE LIEN ON 136 FOX RUN DRIVE, DEFIANCE, OHIO, BY APRIL 3, 2026, THIS AMENDED AND RESTATED PROMISSORY NOTE AMENDS, RESTATES, AND REPLACES THE PROMISSORY NOTE NO. 2025-003, DATED OCTOBER 3, 2025.

$_______	Issuance Date: March 5, 2026

ARPS DAIRY, INC.

AMENDED AND RESTATED Promissory Note

No. _______

FOR VALUE RECEIVED, Arps Dairy, Inc., an Ohio corporation (“Company”), and Barfresh Food Group Inc., a Delaware corporation (“Barfresh”), jointly and severally promise to pay to the order of ___________ (“Holder”), in lawful money of the United States of America the principal sum of $_______ by the earlier of October 1, 2026 or the refinancing of the premises located at 136 Fox Run Drive, Defiance, Ohio 43512 (the “Maturity Date”). The principal amount of this Promissory Note (this “Note”) is $______ (the “New Advance”). This Note is one of three being issued to former shareholders of the Company in the aggregate amount of $_______ (the “Arps Shareholder Notes”).

1. Interest. Interest shall accrue on the unpaid amount of the New Advance at the rate of seven percent (7%) per annum from October 3, 2025 until the New Advance is paid in full. At the option of the Holder, interest may be paid in cash or in restricted shares of the common stock of Barfresh, which shall be valued at a ten percent (10%) discount to the volume-weighted average price of the common stock over the ten (10) trading days immediately preceding the date of payment.

2. Payments. All payments hereunder shall be made in lawful money of the United States of America at such place or to such account as Holder may from time to time designate in writing to the Company. Payments will be credited first to Other Fees (as defined below), secondly to accrued and unpaid interest, if any, and lastly to any outstanding principal amount of the New Advance. The Company agrees it will pay this Note on a pro rata basis with the other Arps Shareholder Notes so that the payment on each Arps Shareholder Note is the same percentage of the total payments made on all Arps Shareholder Notes as the indebtedness under each Arps Shareholder Note is of the total indebtedness under all Arps Shareholder Notes. In the event the Holder of this Note receives a payment in excess of its pro rata share, the Holder agrees that the excess will be paid to the holders of the other Arps Shareholder Notes.

3. Events of Default. If any of the events specified in this Paragraph 3 shall occur (herein individually referred to as an “Event of Default”), the Holder may, so long as such condition exists, declare all obligations hereunder immediately due and payable, by notice in writing to the Company:

(a) Default in the payment of the principal or unpaid accrued interest of this Note when due and payable;

(b) The institution by the Company of proceedings to be adjudicated as bankrupt or insolvent, or the consent by it to institution of bankruptcy or insolvency proceedings against it or the filing by it of a petition or answer or consent seeking reorganization or release under the federal Bankruptcy Code, or any other applicable federal or state law, or the consent by it to the filing of any such petition or the appointment of a receiver, liquidator, assignee, trustee or other similar official of the Company, or of any substantial part of its property, or the making by it of an assignment for the benefit of creditors, or the taking of corporate action by the Company in furtherance of any such action;

(c) If, within sixty (60) days after the commencement of an action against the Company (and service of process in connection therewith on the Company) seeking any bankruptcy, insolvency, reorganization, liquidation, dissolution or similar relief under any present or future statute, law or regulation, such action shall not have been resolved in favor of the Company or all orders or proceedings thereunder affecting the operations or the business of the Company stayed, or if the stay of any such order or proceeding shall thereafter be set aside, or if, within sixty (60) days after the appointment without the consent or acquiescence of the Company of any trustee, receiver or liquidator of the Company or of all or any substantial part of the properties of the Company, such appointment shall not have been vacated;

(d) A material breach by the Company of any of its representations or covenants contained herein; or

(e) Any declared default of the Company under any other material indebtedness that gives the holder thereof the right to accelerate such other indebtedness.

4. Security Status of Note. This Note is secured by a second mortgage on 136 Fox Run Drive, Defiance, Ohio.

5. Transfer; Successors and Assigns. The terms and conditions of this Note will inure to the benefit of and be binding upon the respective successors and permitted assigns of the parties; provided, however, that neither the Company nor the Holder may assign its obligations under or interest in this Note, as applicable, without the prior written consent of the other party. In addition, this Note may not be transferred by the Holder unless the transferee enters into a written agreement in form and substance reasonably acceptable to the Company and Barfresh pursuant to which the transferee agrees to be bound by all of the provisions of this Note. Thereupon, a new note for the same principal amount and interest will be issued to, and registered in the name of, the transferee. The Company’s Obligations are due only to the registered Holder of this Note.

6. Notices. Any notices or other communications required or permitted to be given under the terms of this Note that must be in writing will be deemed to have been delivered (i) upon receipt, when delivered personally; (ii) upon receipt, when sent by facsimile (provided a confirmation of transmission is mechanically or electronically generated and kept on file by the sending party); (iii) one day after deposit with a nationally recognized overnight delivery service, in each case properly addressed to the party to receive the same; (iv) upon receipt, when sent by email, provided a confirmation of receipt is emailed to sender from recipient.

7. Amendments and Waivers. Any terms of this Note may be amended, modified or waived only with the written consent of the Company and Holder.

8. Governing Law. This Note and all acts and transactions pursuant hereto and the rights and obligations of the parties hereto will be governed, construed, and interpreted in accordance with the laws of the State of Ohio without giving effect to principles of conflicts of law.

9. Enforcement Costs. If any action be commenced to enforce this Note, or to protect the interest of Holder, there shall be added to the amount due by the Company hereunder, the amount of any and all costs and expenses incurred by Holder in connection with such action, including but not limited to attorney’s fees (collectively, “Other Fees”), together with interest thereon, which shall be payable upon demand.

IN WITNESS WHEREOF, the Company has caused this Note to be issued as of the Issuance Date and Holder agrees to the terms and conditions of this Note.

“Company”
ARPS DAIRY, INC.,
An Ohio corporation

By:
Name:	Lisa Roger
Its:	Chief Financial Officer

“Barfresh”
BARFRESH FOOD GROUP INC.

By:
Name:	Lisa Roger
Its:	Chief Financial Officer

The undersigned Holder has accepted the terms of this Amended and Restated Promissory Note and agrees that it replaces Note _________.